UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                          CERTIFIED WATER SYSTEMS, INC.
                          -----------------------------
                 (Name of small business issuer in our charter)



                                     FLORIDA
         --------------------------------------------------------------
         (State or other jurisdiction of incorporation or organization)



                   3580                                48-1295346
      ----------------------------                  ---------------
      (Primary standard industrial                  (I.R.S Employer
       classification code number)                 Identification No.)



                               105 CONCORD DRIVE,
                                   SUITE 101,
                           CASSELBERRY, FLORIDA 32707
                                  407-834-9400
          -------------------------------------------------------------
          (Address and telephone number of principal executive offices)



                                  RICHARD BRACE
            105 CONCORD DRIVE, SUITE 101, CASSELBERRY, FLORIDA 32707
                                  407-834-9400
            --------------------------------------------------------
            (Name address and telephone number of agent for service)



        Approximate date of commencement of proposed sale to the public:

    As soon as practicable after the registration statement becomes effective
    -------------------------------------------------------------------------

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(C) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                       CALCULATION OF REGISTRATION FEE (1)

                                                         PROPOSED MAXIMUM       PROPOSED MAXIMUM      AMOUNT OF
 TITLE OF EACH CLASS OF           NUMBER OF SHARES TO    OFFERING PRICE PER    AGGREGATE OFFERING    REGISTRATION
 SECURITIES TO BE REGISTERED       BE REGISTERED(1)            SHARE (2)             PRICE              FEE(3)
 ------------------------------   -------------------    ------------------    ------------------    ------------
 Common Stock, $0.001 Par Value       1,695,027                $1.00               $1,695,027          $214.76

(1) Represents shares to be sold by the selling shareholders named herein. Pursuant to Rule 416(b), there are also registered hereby such additional number of shares as may be issued or may become issuable as dividends or as a result of stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee. The proposed maximum offering price per share is based upon the expected public offering price of $1.00 per share pursuant to Rule 457. The common stock is not traded on any market and the Registrant makes no representation hereby as to the price at which its common stock will trade.

(3) The amount of registration fee is $126.70 per $1 million pursuant to the Commission's Release No. 2004-10. The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  Subject to Completion Date February __, 2004

THIS PAGE IS NOT PART OF THE PROSPECTUS

                                   PROSPECTUS

                          Certified Water Systems, Inc.
            105 Concord Drive, Suite 101, Casselberry, Florida 32707
                                  407-834-9400

                        1,695,027 shares of Common Stock

The registration statement of which this prospectus is a part relates to the offer and sale of 1,695,027 shares of our common stock by the holders of these securities, referred to as selling security holders throughout this document. Certified Water Systems, Inc. will not receive any proceeds from the sale of shares by the selling shareholders. There is currently no trading market for our stock.

The shareholders will sell at a price of $1.00 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

Our common stock is not listed on any national securities exchange or the NASDAQ stock market.

We intend to have our stock quoted on the OTCBB. If and when such time our stock is quoted on the OTCBB, the securities will be priced at prevailing market prices or at privately negotiated prices. The selling security holders may offer their shares at those prevailing market prices or privately negotiated prices. The Company will pay all expenses of registering the securities. Our fiscal year end date is September 30.

These securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See "RISK FACTORS" beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of common stock will be offered and sold by the selling shareholders and/or their registered representatives from time to time during the next nine months from the date of this prospectus at a fixed price of $1.00 per share. As a result of such activities, the selling shareholders, may be deemed "underwriters" as that term is defined in the federal securities laws.

There is no minimum required purchase and there is no arrangement to have funds received by the selling shareholders and/or their registered representatives placed in an escrow, trust or similar account or arrangement.

The information in this prospectus is not complete and may be changed. The Company is not offering any securities for sale. Shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                The date of this prospectus is February __, 2004

                               TABLE OF CONTENTS

PART I - INFORMATION REQUIRED IN PROSPECTUS

   Item 1.  Front Cover Page of Prospectus ....................................1

   Item 2.  Inside Front and Outside Back Cover Pages of Prospectus ...........2

   Item 3.  Summary Information and Risk Factors ..............................4

   Item 4.  Use of Proceeds ...................................................5

   Item 5.  Determination of Offering Price ...................................9

   Item 7.  Selling Security Holders ..........................................9

   Item 8.  Plan of Distribution .............................................11

   Item 9.  Legal Proceedings ................................................12

   Item 10. Directors, Executive Officers, Promoters, and Control Persons ....12

   Item 11. Security Ownership of Certain Beneficial Owners and Management ...13

   Item 12. Description of Securities ........................................14

   Item 13. Experts ..........................................................17

   Item 14. Disclosure of Commission Position On Indemnification for
            Securities Act Liabilities .......................................17

   Item 16. Description of Business ..........................................17

   Item 17. Plan of Operations ...............................................24

   Item 18. Description of Property ..........................................27

   Item 19. Certain Relationships and Related Transactions ...................27

   Item 20. Market for Common Equity and Related Stockholder Matters .........27

   Item 21. Executive Compensation ...........................................28

   Item 22. Financial Statements ............................................F-1

   Item 23. Changes In and Disagreements With Accountants on Accounting
            and Financial Disclosure ........................................F-9

PART II - INFORMATION NOT CONTAINED IN THE PROSPECTUS

   Item 24. Indemnification of Directors and Officers ......................II-1

   Item 25. Other Expenses of Issuance and Distribution ....................II-2

   Item 26. Recent Sales of Unregistered Securities ........................II-2

   Item 27. Exhibits .......................................................II-2

   Item 28. Undertakings ...................................................II-2

         PROSPECTUS SUMMARY - The following is only a summary of the information, financial statements and notes included in this prospectus. In this prospectus, the terms "Certified Water Systems, Inc.", "we", "us" and "our" refer to Certified Water Systems, Inc.

ITEM 3.  SUMMARY INFORMATION AND RISK FACTORS

                               PROSPECTUS SUMMARY

This prospectus contains statements about our future operations, which involve risks and uncertainties. Our actual results could differ in important ways from our anticipated future operations, due to many factors, including "RISK FACTORS" beginning on page 5 and other factors. Because this is a summary and the information is selective, it does not contain all information that may be important to you. You should read carefully all information in the prospectus including its detailed information and the financial statements and the explanatory notes before making an investment decision.

OUR COMPANY.

We were incorporated in the State of Florida on January 17, 2003. Our principal executive offices are located at 105 Concord Drive, Suite 101, Casselberry, Florida 32707. Our telephone number is 407-834-9400. We are authorized to issue common stock and preferred stock. Our total authorized stock consists of 60,000,000 common shares and 20,000,000 preferred shares. Our fiscal year end date is September 30.

OUR BUSINESS.

Certified Water Systems, Inc., a development stage company, (the "Company" or "Certified") is an aggregator, manufacturer and distributor of water purification and treatment products and services principally for household, consumer, and commercial applications. Products and services offered by Certified range from those designed to solve residential water problems, such as filters for tap water and household water softeners, to highly sophisticated equipment and services, such as ultra filtration and micro filtration products. In addition, Certified sells, and licenses dealers to sell under the Certified trademark.

During 2003, Certified entered the consumer market selling water filtration products directly to retailers. The Company is developing a web site to market products to dealers, wholesalers and to the retail consumer. The company subcontracts its parts manufacture and assembly to local purveyors. Revenues in fiscal 2004 are expected to be derived from sources believed to be recurring in nature, such as servicing installed equipment, sales of replacement parts, filters and other consumables, equipment rental and royalties. The company has a corporate web site in progess at link http://www.certi-care.com/certicarewater.htm

The company is a new start up venture, development stage entity, spin-off on May 31, 2003 from GMC Holdings Corporation, a pink sheet company, commission file number (CIK) 0001064533.

THE OFFERING

As of September 30, 2003, we had 1,695,027 shares of our common stock outstanding. This offering is comprised of securities offered by selling security holders only. Although we have agreed to pay all offering expenses, we will not receive any proceeds from the sale of the securities. We anticipate offering expenses of approximately $16,250.

Common stock offered by the selling shareholders .............  1,695,027 shares

Common stock offered by us ...................................          0 shares

ITEM 4.  USE OF PROCEEDS

All of the shares offered by this prospectus are being offered by the selling shareholders. Accordingly, we will not receive any proceeds from this offering.

SUMMARY OF FINANCIAL DATA

The summary financial information set forth below is derived from and should be read in conjunction with the financial statements and notes thereto contained in this prospectus, and the Management's Discussion and Analysis of Financial Condition and Results of Operations, also contained in this prospectus. Results of operations for the periods presented are not necessarily indicative of results of operations for future periods.

CERTIFIED WATER SYSTEMS, INC. STATEMENT OF OPERATIONS DATA (All figures are in US$):
                                                           From January 17, 2003
                                                                (Inception)
                                                           to September 30, 2003
                                                           ---------------------
Revenues ..............................................           $  1,598
Cost of Revenues ......................................                340
Operating Expenses ....................................             60,692
Interest Expense ......................................                  -
Net Loss before Income Tax ............................            (59,434)
Income Taxes ..........................................                  -
Net Loss ..............................................           $(59,434)


BALANCE SHEET DATA:
                                                        As of September 30, 2003
                                                        ------------------------
Working Capital .......................................           $ 15,666
Current Assets ........................................             15,666
Total Assets ..........................................             15,666
Current Liabilities ...................................                  -
Total Liabilities .....................................                  -
Shareholder's (Deficiency) Equity .....................           $(15,666)

RISK FACTORS PARTICULAR TO CERTIFIED WATER SYSTEMS, INC.

         A. OUR SUCCESS IS HEAVILY DEPENDENT UPON THE CONTINUED PARTICIPATION OF RICHARD BRACE OUR PRINCIPAL OFFICER AND DIRECTOR, IF WE LOSE HIM OUR BUSINESS WILL FAIL

Our success is heavily dependent upon the continued active participation of one of our officer and director, Richard Brace. Mr. Brace has over 2 years experience in the Clean Water field. Although, Mr. Brace has a considerable background in the Clean Water Merchandise industry he may be unable to particularize or adapt it to the needs of web site visitors or retail customers. Moreover, Mr. Brace has no Internet experience. Unless Mr. Brace has the financial resources to hire qualified consultants, the presentation and technical aspects of our products may not be able to attract customers.

         o  We do not maintain "key person" life insurance on Mr. Brace's life.

         o  We do not have a written employment agreement with Mr. Brace.

         o There can be no assurance that we will be able to recruit or retain other qualified personnel, should it be necessary to do so.

         B. MR. BRACE AND MR. VAUGHN ARE OUR ONLY OFFICERS AND DIRECTORS. THEY OWN MORE THAN 25 PERCENT OF THE COMPANY'S COMMON STOCK, FOLLOWING THIS OFFERING.

Following this offering, Mr. Brace and Mr. Vaughn, our only officers and directors will own more than 25 percent of the outstanding common stock. As a result, they alone will not be able to elect directors and take other corporate actions without stockholder approval.

         C. IF CUSTOMERS DO NOT ACCEPT OUR MARKETING METHODS, WE WILL NOT GENERATE REVENUE TO OPERATE.

Our success depends upon the general acceptance of marketing Specialty Clean Water items to consumers, retailers, wholesalers and other third parties. If these groups do not embrace our marketing efforts, we will be unable to generate revenue. The market for such products is evolving rapidly. We cannot assure that a sufficiently broad base of consumers and businesses will adopt, and continue to use our products.

We believe that acceptance of our services will depend on the following factors, among others:

         *  The growth of the Industry.

         * Development of the necessary infrastructure to support our technologies and handle the demands placed upon us by our customers.

         *  Government regulation.

         * Our ability to successfully and efficiently develop a marketplace that is attractive to a sufficiently large number of consumers and Merchandise Buyers.

         *  Available Working Capital

         *  Quick response time for our services and products.

         D. MR. BRACE AND MR. VAUGHN , OUR ONLY OFFICERS AND DIRECTORS WILL ONLY PARTICIPATE 80% AND 10% OF THERE TIME RESPECTIVELY TOWARDS THE BUSINESS OF CERTIFIED WATER SYSTEMS, INC. THIS COULD CAUSE OUR BUSINESS TO FAIL.

Mr. Brace and Mr. Vaughn, the Company's Officers and Directors, may participate in other business ventures, which may compete directly or indirectly with the Company. Additional conflicts of interest and non-arms length transactions may also arise in the future. Mr. Brace plans to devote nearly 80% of his time, towards the business of Certified Water Systems, Inc. Currently, Mr. Braces other business ventures do not compete directly or indirectly with the business of the company.

         E. DEPENDENT ON HIRING QUALIFIED SALES AND MARKETING PERSONNEL TO MARKET OUR PRODUCTS. IF WE CANNOT HIRE THESE INDIVIDUALS WE WILL BE UNABLE TO CONDUCT OPERATIONS.

Our current and future success depends on our ability to identify, attract, hire, train, retain and motivate highly skilled technical, managerial, sales and marketing, customer service and professional personnel.

         * If we fail to retain and attract the necessary technical professionals, the creation and efficiency of our Business will suffer in its presentation, search abilities and information accessibility.

         * If we fail to retain and attract the necessary managerial, sales and marketing and customer service personnel we will not develop a sufficient customer base to adequately fund our operations.

         F. WE ARE A DEVELOPMENT STAGE COMPANY WITH LIMITED OPERATING HISTORY AND MAY NOT GENERATE ENOUGH REVENUES TO STAY IN BUSINESS.

Because we have limited operating history, assets, or revenue sources, an investor cannot determine if we will ever be profitable. We will experience financial difficulties during our operational development and beyond. We may be unable to operate profitably, even if we develop operations and generate revenues. We plan to generate revenues from sales but there can be no assurance our revenues will exceed our costs. Currently, we have an accumulated deficit of $59,434 as of September 30, 2003.

Investors have no basis upon which to judge our ability to develop our business and are unable to forecast our future growth. We have no revenues or revenue sources and yet we have significant costs. We cannot assure that we will obtain the necessary working capital to develop our business. Further, we cannot assure that we will receive enough purchases to generate revenues or achieve profitability.

         G. THERE IS NO MARKET FOR THE COMPANY'S SECURITIES AND IF NO MARKET DEVELOPS INVESTORS WILL BE UNABLE TO SELL THEIR SECURITIES.

There is no established public trading market or market maker for our securities. There can be no assurance that a market for our common stock will be established or that, if established, a market will be sustained. Therefore, if you purchase our securities you may be unable to sell them. Accordingly, you should be able to bear the financial risk of losing your entire investment.

We may be unable to locate a market maker that will agree to sponsor our securities. Even if we do locate a market maker, there is no assurance that our securities will be able to meet the requirements for a quotation or that the securities will be accepted for listing on the OTCBB.

We intend to apply for listing of the securities on the OTCBB, but there can be no assurance that we will be able to obtain this listing.

OTHER INVESTMENT RISK FACTORS

         A. PURCHASE OF PENNY STOCKS CAN BE RISKY AND THESE SECURITIES WILL BE MORE DIFFICULT TO SELL EVEN IF A MARKET DEVELOPS

In the event that a public market develops for our securities, such securities may be classified as a penny stock depending upon their market price and the manner in which they are traded. The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share whose securities are admitted to quotation but do not trade on the NASDAQ SmallCap Market or on a national securities exchange.

For any transaction involving a penny stock, unless exempt, the rules require delivery by the broker of a document to investors stating the risks of investment in penny stocks, the possible lack of liquidity, commissions to be paid, current quotation and investors' rights and remedies, a special suitability inquiry, regular reporting to the investor and other requirements. Prices for penny stocks are often not available and investors are often unable to sell such stock. Thus an investor may lose his investment in a penny stock and consequently should be cautious of any purchase of penny stocks.

         B. ABSENCE OF DIVIDENDS NOW AND IN THE NEAR FUTURE

We have never paid dividends. We do not anticipating declaring or paying dividends in the foreseeable future. Our dividends will be at our Board of Directors discretion and contingent upon our financial condition, earnings and capital requirements.

ITEM 5.  DETERMINATION OF OFFERING PRICE

There is no established public market for our shares. As a result, the offering price and other terms and conditions relative to our shares have been arbitrarily determined by us and do not bear any relationship to assets, earnings, book value, or any other objective criteria of value. In addition, no investment banker, appraiser, or other independent third party has been consulted concerning the offering price for the shares or the fairness of the offering price used for the shares. Moreover, selling security holders will be able to determine the price at which they sell their securities by market factors and the independent decisions of the selling shareholders.

ITEM 7.  SELLING SECURITY HOLDERS

The securities are being sold by the selling security holders named below. Pursuant to this registration statement, when and if cleared by the Securities and Exchange Commission, these shares can be sold in any and all states that recognize an effective registration statement. The table indicates that all the securities held by each individual will be available for resale after the offering. We believe that the selling security holders listed in the table have sole voting and investment powers with respect to the securities indicated. We will not receive any proceeds from the sale of the securities. Richard Brace, President, has no plans or intentions to use this registration statement.

                               Shares of     Shares of     Shares of
                              Common Stock  Common Stock  Common Stock
                              Owned Prior      Being      Owned after
                              to Offering     Offered      Offering
Name of Selling Shareholders      (1)         Offered      Number(2)  Percent(3)
________________________________________________________________________________

Cede & Co. ...................  141,559       141,559           0         8.35
Stuart Cooper, Revocable Trust   85,182        85,182           0         7.17
American Film Group ..........  184,534       184,534           0        10.89
Stuart Cooper ................   20,662        20,662           0         1.22
Cooper Consultants, Inc. .....   85,980        85,980           0         5.07
Richard Brace ................  392,186       392,186           0        23.14
Mickey Vaughn ................  179,843       179,843           0        10.61
Mark Weissbaum ...............  121,250       121,250           0         7.15
Asia Worldonline .............  111,751       111,751           0         6.59

(1) Under United States Securities and Exchange Commission rules, beneficial ownership includes any shares as to which an individual has sole or shared voting power or investment power. Unless otherwise indicated, we believe that all persons named in the table above have sole voting and investment power with respect to all shares beneficially owned by them. All of the above selling shareholders may be deemed to be promoters, affiliates and/or transferees of such persons. The shares issued by Certified Water Systems, Inc. were issued as a result of a spin off of the wholly owned subsidiary of GMC Holdings Corporation.

(2) Assumes the sale of all shares offered hereby.

(3) Based on a total of 1,695,027 common shares issued and outstanding as of January 30, 2004.

(4) All entities received their shares in Certified Water Systems, Inc. as a result of a public offering exempt from registration in GMC Holding Corporation pursuant to Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act").

(5) 19.81 percent represents 500 shareholders less than 1% of Certified Water Systems, Inc.'s outstanding common stock. All of these shares are held by shareholders of GMC Holding Corporation. Such persons acquired their shares in May 2003 in connection with a distribution by GMC Holding Corporation. to its shareholders of record of restricted, legended shares (not subject to Rule 144), without any consideration paid therefore, in a transaction not involving a sale of securities for the purposes of Section 5 of the Securities Act.

         Any material relationship, which the selling security holder has had within the past three years with our corporation or any of its predecessors and/or affiliates.

Mr. Brace, Mr. Weissbaum, and Mr. Vaughn, are currently Directors or officers of GMC Holdings Corporation. Mr. Cooper was a Director from May, 2002 to November, 2002.

We intend to seek qualification for sale of the securities in those states that the securities will be offered. That qualification is necessary to resell the securities in the public market and only if the securities are qualified for sale or are exempt from qualification in the states in which the selling shareholders or proposed purchasers reside. There is no assurance that the states in which we seek qualification will approve of the security resale.

If the securities are approved for a public market and the trading price of our common stock is less than $5.00 per share, our stock would be considered a penny stock and trading in our common stock would also be subject to the requirements of Rule 15g-9 under the Exchange Act. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements.

The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction.

SEC regulations also require additional disclosure in connection with any trades involving a "penny stock", including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. Such requirements may severely limit the liquidity of our common stock in the secondary market because few brokers or dealers are likely to undertake such compliance activities. Generally, the term "penny stock" refers to a stock with a market price of less than $5.00 per share, which is not traded on a national securities exchange or quoted on NASDAQ. An active trading market in our common stock may not be able to be sustained because of these restrictions.

ITEM 8.  PLAN OF DISTRIBUTION

The securities offered by this prospectus may be sold by the selling security holders or by those to whom such shares are transferred. We intend to have our stock quoted on the OTCBB. If and when such time our stock is quoted on the OTCBB, the securities will be priced at prevailing market prices or at privately negotiated prices. The shareholders will sell at a price of $1.00 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. We are not aware of any underwriting arrangements that have been entered into by the selling security holders. The distribution of the securities by the selling security holders may be effected in one or more transactions that may take place in the over-the-counter market, including broker's transactions, privately negotiated transactions or through sales to one or more dealers acting as principals in the resale of these securities.

Any of the selling security holders, acting alone or in concert with one another, may be considered statutory underwriters under the securities act of 1933, if they are directly or indirectly conducting an illegal distribution of the securities on behalf of our corporation. For instance, an illegal distribution may occur if any of the selling securities holders provide us with cash proceeds from their sales of the securities. If any of the selling shareholders are determined to be underwriters, they may be liable for securities violations in connection with any material misrepresentations or omissions made in this prospectus.

In addition, the selling security holders and any brokers and dealers through whom sales of the securities are made may be deemed to be "underwriters" within the meaning of the securities act, and the commissions or discounts and other compensation paid to such persons may be regarded as underwriters' compensation.

The selling security holders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, accounts or loan transactions. Upon default by such selling security holders, the pledgee in such loan transaction would have the same rights of sale as the selling security holders under this prospectus. The selling security holders also may enter into exchange traded listed option transactions which require the delivery of the securities listed under this prospectus. The selling security holders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration and upon any such transfer the transferee would have the same rights of sale as such selling security holders under this prospectus.

In addition to and without limiting the foregoing, each of the selling security holders and any other person participating in a distribution will be affected by the applicable provisions of the exchange act, including, without limitation, regulation m, which may limit the timing of purchases and sales of any of the securities by the selling security holders or any such other person.

There can be no assurances that the selling security holders will sell any or all of the securities. In order to comply with state securities laws, if applicable, the securities will be sold in jurisdictions only through registered or licensed brokers or dealers. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. Under applicable rules and regulations of the exchange act, as amended, any person engaged in a distribution of the securities may not simultaneously engage in market-making activities in these securities for a period of one or five business days prior to the commencement of such distribution.

All of the foregoing may affect the marketability of the securities. Pursuant to the various agreements we have with the selling securities holders, we will pay all the fees and expenses incident to the registration of the securities, other than the selling security holders' pro rata share of underwriting discounts and commissions, if any, which is to be paid by the selling security holders.

ITEM 9.  LEGAL PROCEEDINGS

We are not aware of any pending or threatened legal proceedings, which involve Certified Water Systems, Inc.

ITEM 10. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

Directors and Officers. Our Bylaws provide that we shall have a minimum of one director on the board at any one time. Vacancies are filled by a majority vote of the remaining directors then in office. The directors and executive officers of Certified Water Systems, Inc. are as follows:

NAME AND ADDRESS                  AGE          POSITIONS HELD

Richard Brace
376 Fairgreen Place,
Casselberry, FL 32707             60           President and Director

Charles Vaughn
1118 Oscelot Trail,
Winter Springs, FL 32708          59           Secretary, Treasurer and Director

Richard Brace will serve as the director until our next annual shareholder meeting to be held within six months of our fiscal year's close or until a successor is elected who accepts the position. Directors are elected for one-year terms. Richard Brace will dedicate nearly 80% of he time towards the business of Certified Water Systems, Inc., which also include, but not limited to, purchasing, accounting and financial reporting.

Mr. Brace has been President of Certified Water Systems since inception. Simultaneously, he was President and Director of GMC Holdings Corporation since 2001.Prior to that time, he was a principal in Jamestown Investments, a PR. marketing firm.

Significant Employees - There are no employees who are expected to make a significant contribution to our corporation.

Legal Proceedings - No officer, director, or persons nominated for such positions and no promoter or significant employee of our corporation has been involved in legal proceedings that would be material to an evaluation of our management.

ITEM 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership, as of September 30, 2003, of our common stock (a) by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, and (b) by each of our directors, by all executive officers and our directors as a group. To the best of our knowledge, all persons named have sole voting and investment power with respect to such shares, except as otherwise noted.

Security Ownership of Certain Beneficial Owners.

 Title of                                      No. Of     Nature of    Current
 Class       Name and Address                  Shares     Ownership    % Owned
 --------    ----------------                  -------    ---------    -------

 Common      Stuart Cooper, Revocable Trust     85,182      Direct        7.17
             511 NE 94th Street
             Miami Shores, Fl 33138

 Common      American Film Group               184,534      Direct       10.89

 Common      Stuart Cooper                      20,662      Direct        1.22
             511 NE 94th Street
             Miami Shores, Fl 33138

 Common      Cooper Consultants, Inc.           85,980      Direct        5.07
             511 NE 94th Street
             Miami Shores, Fl 33138

 Common      Richard Brace                     392,186      Direct       23.14
             105 Concord Drive
             Casselberry, Fl. 32707

 Common      Charles Vaughn                    179,843      Direct       10.61
             105 Concord Drive
             Casselberry, Fl. 32707

 Common      Mark Weissbaum                    121,250      Direct        7.15
             229 Via Veste, 1710
             Delray, Fl. 33445

 Common      Asia Worldonline                  111,751      Direct        6.59
             G/F Aboitiz
             110 Legazpi St. Legaspi Village
             Makati City, Philippines

Security Ownership of Officers and Directors.

 Title of                                      No. Of     Nature of    Current
 Class       Name and Address                  Shares     Ownership    % Owned
 --------    ----------------                  -------    ---------    -------

 Common      Richard Brace                     392,186      Direct       23.14
             105 Concord Drive
             Casselberry, Fl. 32707

 Common      Charles Vaughn                    179,843      Direct       10.61
             105 Concord Drive
             Casselberry, Fl. 32707

All officers and directors as group            572,029      Direct       33.75%

Changes in Control.

There are currently no arrangements, which would result in a change in control of Certified Water Systems, Inc.

ITEM 12. DESCRIPTION OF SECURITIES

The following description is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation and Bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

The securities offered by this prospectus must meet the blue sky resale requirements in the states in which the proposed purchasers reside. If we fail to meet these qualifications, the securities may be deprived of any value.

We are authorized to issue maximum stock of 60,000,000 common shares and 20,000,000 preferred shares. As of September 30, 2003, there were 1,695,027 common shares and no shares of preferred, issued and outstanding. The Board of Directors' authority to issue stock without shareholder consent may dilute the value of your stock.

COMMON STOCK.

General.

We are authorized to issue 60,000,000 shares of common stock and 20,000,000 preferred stock, $.001 par value and $0.010 respectively. As of September 30, 2003, there were 1,695,027 common shares issued and outstanding. All shares of common stock outstanding are validly issued, fully paid and non-assessable.

VOTING RIGHTS

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the holders of common stock holding, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Our principal stockholders, president and directors, Richard Brace and Charles Vaughn, currently, own approximately 33.75 percent of our common stock. They will have significant influence over all matters requiring approval by our stockholders, but requiring the approval of the minority stockholders. In addition, they will be able to elect all of the members of our Board of Directors, allowing them to exercise significant control of our affairs and management. In addition, they may affect most corporate matters requiring stockholder approval by written consent, without a duly-noticed and duly-held meeting of stockholders

DIVIDEND POLICY.

All shares of common stock are entitled to participate proportionally in dividends if our Board of Directors declares them out of the funds legally available and subordinate to the rights, if any, of the holders of outstanding shares of preferred stock. These dividends may be paid in cash, property or additional shares of common stock. We have not paid any dividends since our inception and presently anticipate that all earnings, if any, will be retained for development of our business. Any future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements and other factors. Therefore, there can be no assurance that any dividends on the common stock will be paid in the future.

To date, we have never paid dividends. We do not anticipate declaring or paying dividends in the foreseeable future. Our retained earnings, if any, will finance the development and expansion of our business. Our dividends will be at our Board of Directors' discretion and contingent upon our financial condition, earnings, capital requirements and other factors. Future dividends may also be affected by covenants contained in loan or other financing documents we may execute. Therefore, there can be no assurance that cash dividends of any kind will ever be paid.

MISCELLANEOUS RIGHTS AND PROVISIONS.

Holders of common stock have no preemptive or other subscription rights, conversion rights, redemption or sinking fund provisions. In the event of our dissolution, whether voluntary or involuntary, each share of common stock is entitled to share proportionally in any assets available for distribution to holders of our equity after satisfaction of all liabilities and payment of the applicable liquidation preference of any outstanding shares of preferred stock.

PREFERRED STOCK.

We have authorized 20,000,000 shares of preferred stock, $.010 par value, of which no preferred shares are issued or outstanding. These shares may have such rights and preferences as determined by the Board of Directors.

We have 20,000,000 authorized shares of preferred stock, which may be issued by action of the Board of Directors. We have not yet issued any shares of preferred stock. The Board may designate voting control, liquidation, dividend and other preferred rights to preferred stock holders. The Board of Directors' authority to issue this stock without shareholder consent may have a depressive effect on the market value of our common stock. The issuance of preferred stock could also delay or prevent a change in control of our corporation or other take-over attempt

DIVIDENDS, VOTING, LIQUIDATION, & REDEMPTION.

Upon issuance, our Board of Directors will determine the rights and preferences of shares of preferred stock. The Board of Director's ability to issue preferred stock without further shareholder approval has the potential to delay, defer or prevent a change in control of our corporation. Moreover, the Board of Director's broad discretion in designating specific rights and preferences may have the potential to dilute or devalue the stock held by the common shareholders.

SHARES ELIGIBLE FOR FUTURE SALE.

The 1,695,027 shares of common stock sold in this offering will be freely tradable without restrictions under the Securities Act.

In general, under Rule 144 as currently in effect, any of our affiliates, namely Richard Brace or, our President and director and Officer and director, and any person or persons whose sales are aggregated who has beneficially owned his or her restricted shares for at least one year, may be entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed the greater of (I) 1% of the then outstanding shares of our common stock, or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also affected by limitations on manner of sale, notice requirements, and availability of current public information about us. Non-affiliates who have held their restricted shares for one year may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding such sale.

Further, Rule 144A as currently in effect, in general, permits unlimited resales of restricted securities of any issuer provided that the purchaser is an institution that owns and invests on a discretionary basis at least $100 million in securities or is a registered broker-dealer that owns and invests $10 million in securities. Rule 144A allows our existing stockholders to sell their shares of common stock to such institutions and registered broker-dealers without regard to any volume or other restrictions. Unlike under Rule 144, restricted securities sold under Rule 144A to non-affiliates do not lose their status as restricted securities. However, in the event that a market develops for our common stock, Rule 144A would no longer be available.

ITEM 13. EXPERTS

Our Financial Statements for the period from January 17, 2003 inception to September 30, 2003, have been included in this prospectus in reliance upon Sherb & Co., LLP, independent Certified Public Accountants as experts in accounting and auditing.

ITEM 14. DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceedings, is asserted by such director, officer, or controlling person in connection with any securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

ITEM 16. DESCRIPTION OF BUSINESS

Certified Water Systems, Inc., a development stage company, (the "Company" or "Certified") is an aggregator, manufacturer and distributor of water purification and treatment products and services principally for household, consumer, and commercial applications. Products and services offered by Certified range from those designed to solve residential water problems, such as filters for tap water and household water softeners, to highly sophisticated equipment and services, such as ultra filtration and micro filtration products. In addition, Certified sells, and licenses distributors to sell under the Certified trademark. During 2003, Certified entered the consumer market selling water filtration products directly to retailers. The Company is developing a web site to market products to dealers, wholesalers and to the retail consumer.

The company is subcontracting its parts manufacture and assembly to local purveyors. Revenues in fiscal 2004 are expected to be derived from sources believed to be recurring in nature, such as servicing installed equipment, sales of replacement parts, filters and other consumables, equipment rental and royalties.

The company is a new start up venture, development stage entity, spin-off on May 31, 2003 from GMC Holdings Corporation, a pink sheet company, commission file number (CIK) 0001064533.

INDUSTRY OVERVIEW

Water purification and treatment has developed into a multi-billion dollar global industry in response to an increasingly limited supply of drinkable water, global economic expansion, the increasing need for high-quality or ultra-pure water by commercial and industrial companies, heightened public health and safety concerns relating to drinking water, and the promulgation of numerous governmental regulations for water quality. The Science Advisory Board of the United States Environmental Protection Agency (the "EPA"), an independent panel established by Congress, has cited drinking water contamination as one of the highest ranking environmental risks.

TECHNOLOGIES

The principal technologies utilized in the Company's offering of products and services are:

Filtration - A process typically used for separating solids from a liquid by means of a porous substance such as a permeable fabric, layers of inert media (sand, gravel, garnet) or a membrane (such as ultra-filtration or micro-filtration). Types of filtration are often characterized by the degree to which solids are separated from the liquid phase being treated. Filters may be used for mechanical, adsorptive, neutralizing, or catalytic processes.

Ultra filtration - A method of cross-flow filtration (similar to reverse osmosis but using lower pressures) which uses a membrane to separate small colloids and large molecules from water and other liquids. The ultra filtration process falls between reverse osmosis and micro filtration in terms of the size of particles removed, with ultra filtration removing particles in the 0.002 to 0.1 micron range, and typically rejecting organics over 1,000 molecular weight while passing ions and smaller organics.

De-ionization - The removal of ionized materials from a solution by a two - phase ion exchange procedure. First, positively charged ions are removed by a cation exchange resin in exchange for a chemically equivalent amount of hydrogen ions. Second, negatively charged ions are removed by an anion exchange resin for a chemically equivalent amount of hydroxide ions. The hydrogen and hydroxide ions introduced in this process unite to form water molecules. This process is called de-ionization or demineralization by ion exchange.

PRODUCTS AND SERVICES

The Company serves the household and the commercial and industrial markets offering a broad range of products and services. The Company's product lines include filtration devices, ionization and ultra filtration products. Product sizes range from small devices for residential customers to large multi-process systems that are custom engineered and manufactured for industrial customers for municipal and well. The Company hopes to develop independent dealers, Company-owned dealers and international distributors. The Company also offers a full line of accessories, replacement parts and services.

The Company intends to conducts its activities in two principal areas:

         household/consumer, and commercial/industrial.

HOUSEHOLD AND CONSUMER

The Company is a fledgling manufacturer and distributor of water purification and treatment products to residential customers in the United States. The Company's domestic and international household and consumer products and services address residential water problems, including the removal of lead, cysts and other health-related contaminants, the elimination of chlorine and unpleasant odors and tastes from water and the softening of water through ionization.

The Company, through the development of an independent and Company-owned dealers network hopes to sell, install and service a broad range of systems that address household water problems. Certified hopes to establish strong brand Recognition by popularizing "I got Certified Clean Water!"(R) commercials, giving the Company a position in the residential water treatment market.

The Company produces and sells ionization systems and point-of-use filters in the household and consumer market designed to improve the quality of drinking water. The Company products are Certified by the American Water Council ("AWC").

The Company also serves the residential market by providing point-of-use filtration systems for homes and apartments as well as recreational vehicles. Filtration systems reduce or remove off-tastes, odors, chlorine, dirt, rust, asbestos fibers and parasitic protozoan cysts from the water supply. Through the development of a joint venture with Ionetics, another spinoff from GMC Holding Company, the Company has water bottling equipment available for bottling containers of bottled water under the Certified name. Because of growing consumer concern over the quality of water and its health effects, the bottled water market has grown substantially in recent years and is expected to continue to expand.

The Company does not participate to any significant extent in any other segment of the bottled water market.

COMMERCIAL AND INDUSTRIAL

The Company designs, manufactures and, sells, installs and services a wide range of products to solve the water problems of its commercial and industrial customers. These products include filtration systems, ionization systems and deionizers and high quality ultra filtration and micro filtration products capable of producing ultra pure water.

Commercial - Commercial users require water treatment systems that remove dissolved minerals, such as magnesium, iron, hydrogen sulfide or manganese, and health-related contaminants from the available water supply and are capable of treating large quantities of water on a cost effective basis. The Company's commercial products use technologies similar to its residential products, but afford greater capacity, durability and effectiveness and allow customers increased flexibility for customization. For example, Certified filters, deionizers and softeners provide food and beverage manufacturers with consistently high quality water enabling them to preserve uniformity of taste and appearance in their products, reduce health-related contaminants and minimize equipment maintenance costs.

Other commercial enterprises such as airlines, hotels, restaurants, car washes, laundromats, office buildings and apartment complexes may use our products to condition, filter, ionize and otherwise treat large quantities of water. Unique features of the Company's commercial water systems include water soluble copper and aeration.

The Company supplies water filtration products to commercial businesses which require consistently high quality water. Filtration products includes systems for post-mix beverage dispensers, ice machines, coffee makers, steamers and vending machines that are designed to treat all levels of water contamination and to ensure that consumer products such as coffee, soups or ice are of the highest quality. Our systems also decrease maintenance costs and extend the life of water-using equipment by removing dirt and other abrasive particles that can damage the internal workings of such equipment and by eliminating calcium buildup using its ionization process.

The Company's products and technologies are used to remove dissolved minerals and contaminants from water in numerous industrial applications, including manufacturing operations, laboratories, research, food processing, chemical processing, pharmaceutical facilities and printing plants. The Company's ultrapure water systems may be used by manufacturers of products such as integrated circuits and compact discs.

DEALER AND DISTRIBUTION NETWORK

The Company believes that it can develop a dealer and distributor network to compete in the water purification and treatment industry by offering greater percentages of markup to its vendors and distributors. However if such network is not developed then it will significantly impact the distribution of Company products and is a major risk factor (see "Risk Factors").

Dealer operations generally have a high percentage of revenues which derive sales from sources believed to be recurring in nature, such as servicing equipment, sales of replacement parts, filters and other consumables, equipment rental and royalties. The Company's dealer and distribution network could enable it to offer complete solutions to pre-use water problems for residential, commercial and industrial customers through a combination of testing, product selection, installation, monitoring and service. The upgrading and expanding of its dealer network coverage will encourage dealer growth. The Company also has utilized its dealer network and distributors to introduce new product lines and enter new markets.

Dealers generally purchase all their requirements for water treatment products from the Company. The Company assigns each dealer a primary area of geographic responsibility and generally expects the dealer to cover the needs of customers in this area and the dealer has exclusive right to this territory. Virtually all of the Company's sales of household products is targeted to North America.

The Company provides dealers with a variety of services, including training, education and technical assistance. It offers the dealers management, sales and service seminars at the time of start-up and throughout their careers. The Company may employ technical service engineers to travel throughout the United States aiding dealers with water quality needs. One of the services that the Company supplies to its dealers as an aid in commercial and industrial sales is water analysis software.

COMPETITION

The markets in which the Company competes are highly competitive. The Company will compete with many domestic and international companies in its markets. In most of the areas in which it competes, the Company believes it has a competitive advantage based on its technology and the ability of its dealer network to install, service and provide technical support for the Company's products. The Company believes it is also distinguished by the breadth and range of its products, compared to its competitors. The principal methods of competition are distribution capabilities, product specifications, product knowledge, reputation, technology, service and price. Some of the Company's competitors are multi-line companies with other principal sources of income who have substantially greater resources than the Company while many others are local product assemblers or service companies that purchase components and supplies such as valves and tanks from more specialized manufacturers than the Company.

MARKETING AND ADVERTISING

Dealers will be required to participate in the Company's national cooperative advertising program. This program provides for a variety of dealer programs and services such as co-op advertising, consumer promotions, public relations, market research and sales recognition. The Company shares with dealers the cost of some promotions such as television, radio and newspaper advertising. Cooperative advertising is typically tailored to regional and local markets and is designed to increase sales on the local level.

The Company's hopes that the quote "I've got Certified Water! Don't You?" will become famous like "Hey Culligan Man!"(R). Commercials may contribute to the reputation of the Company and its distribution network as a supplier of high quality durable water treatment products and as the leading service provider in the water purification and treatment industry. Brand recognition is to be supported by national and regional combined advertising.

MANUFACTURING

The company is subcontracting its parts manufacture and assembly to local purveyors.

RESEARCH AND DEVELOPMENT

The Company's research and development activities are conducted on-site and include development and application of custom design and engineering. The Company also incurs additional internal costs relating to its sales and service personnel for product development.

BACKLOG AND CUSTOMERS

The Company does not have a backlog of ongoing business. The Company does not believe that it is dependent on any single customer, and no single customer accounted for more than 5% of the Company's sales in the year to date.

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

Trademarks and brand name recognition are important to the Company. The Company generally owns the trademarks under which its products are marketed. The Company is in the process of registering its trademarks and will continue to do so as they are developed or acquired. The Company intends to protect such trademarks and believes that there is significant value associated with them. The loss of the Certified Water name trademarks could have a materially adverse effect on the business of the Company.

SEASONALITY

The Company's business is typically not seasonal.

GOVERNMENT REGULATIONS

In many areas the sale and promotion of water treatment devices is regulated at the state level by product registration, advertising restriction, water testing, product disclosure and other regulations specific to the water treatment industry. In some local areas, certain types of water treatment products are restricted because of a concern with the character and volume of water they discharge.

The Company will be subject to state franchise laws, some of which require the Company to register with the state before it may offer a franchise and require the Company to deliver specified disclosure documentation to potential franchisees. The Company is also subject to regulation under the Federal Trade Commission's ("FTC") rule entitled "Disclosure Requirements and Prohibitions Concerning Franchising and Business Opportunity Ventures." The FTC requires that franchisors make extensive disclosure to prospective franchisees but does not require registration. While the Company's franchising operations have not commenced, the Company cannot predict the effect of any future legislation or regulation affected by changes to existing Federal, state or local regulations.

ENVIRONMENTAL MATTERS

The Company is subject to Federal, state and local laws relating to environmental protection, including, but not limited to, laws relating to the closure of underground storage tanks and discharges of wastewater. The Company believes that it is in substantial compliance with applicable environmental laws, and that any compliance costs associated with its ongoing operations will not be material. Compliance with regulations of Federal, state and local authorities regulating the discharge of materials into the environment, or otherwise relating to the environment, has been accomplished without a material effect on the earnings and competitive position of the Company. The Company's has no reserves for environmental matters currently.

EMPLOYEES

At September 30, 2003, the Company employed approximately 2 people. None of the employees are members of unions.

                        EXECUTIVE OFFICERS OF THE COMPANY
                    IDENTIFICATION OF EXECUTIVE OFFICERS AND
                    OTHER OFFICERS AND SIGNIFICANT EMPLOYEES

Set forth below is certain information regarding each of the executive officers and certain other officers and significant employees of the Company:

     NAME             AGE    POSITION
     ----             ---    --------

Richard Brace         60     President and Chief Executive Officer  and Director

Charles Vaughn        59     Vice President, Finance and Chief Financial Officer

Richard D. Brace, age 60. For the past 33 years, Mr. Brace has been involved in the securities industry as a registered principal, vice president and branch manager, owner of a broker/dealer, as well as a wholesale producer of sales of stocks, bonds and mutual funds. At the Putnam Funds in Boston, Massachusetts, he was responsible for all internal transfer agency operations and marketing support including regulatory filings with the S.E.C. and N.A.S.D. As an account executive at Merrill Lynch brokerage, he earned top recognition for production. At Dean Witter, he served as Regional Vice President of its Intercapital Division responsible for marketing its in-house products and services to 55 offices in a six state southern territory. Mr. Brace has served as president of Creative Investment Strategies, Inc and Sun Consolidated Securities. Orlando, Florida firms specializing in meeting the investment needs of both individuals and institutions. Mr. Brace also served as president of Jamestown Investment Corp. a 15 years old investment/consulting firm that specialized in private placement offerings for companies around the globe. Since January, 2003, he has served as President and C.E.O. of GMC Holding Corp, a public traded company of Orlando, Florida.

Charles M Vaughn, age 59. Mr. Vaughn graduated from Wagner College in 1969 with a B.S. in Education and worked for several years as a special education teacher at Willowbrook Institution for mentally and emotionally disturbed children in Staten Island, New York. In 1972, Mr. Vaughn joined Hemisphere Trading of San Juan, Puerto Rico as a manufacturing representative marketing a variety of consumer products throughout the Caribbean. In 1976, Charles was recruited by National Gypsum Company (Gold Bond building product's division) to develop and market their products to Florida, Caribbean and Central America for nearly 20 years. For the last ten years, he has served as President and owner of M.V. Autos of Central Florida operating as an automobile sales and repair service company. He presently serves as Vice President of sales and marketing for Orlando based Certified Water Systems, Inc.

REPORTS TO SECURITY HOLDERS

After the effective date of this document, we will be a reporting company under the requirements of the Exchange Act and will file quarterly, annual and other reports with the Securities and Exchange Commission. Our annual report will contain the required audited financial statements. We are not required to deliver an annual report to security holders and will not voluntarily deliver a copy of the annual report to the security holders. The reports and other information filed by us will be available for inspection and copying at the public reference facilities of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549.

Copies of such material may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the Commission maintains a World Wide Web-site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

ITEM 17. PLAN OF OPERATIONS

The business plan is to become actively engaged in marketing distributorships and sale of product via direct television advertising to consumers. GMC Holding company transferred media to provide s significant impact on product sales. The television media is due from Network Teleport of New Orleans provided by American Film Group, a shareholder. The company has chosen to show the value of the media at a minimal amount of $100. This is done to not overstate the Financial Statements of the Company. The company has adopted the position that the media is not good until used. In addition, providing an online marketplace for the Merchandise is a planned extension of the business. The company is entering in a contract with a web-hosting provider, to provide us with the necessary disk space capacity for a web site and email capability for the next 12 months.

We anticipate that we will meet our cash requirements for the 12 months with current cash and a small number of customer retail sales. However, in moving forward, past our twelve-month outlook, we may depend upon capital to be derived from future financing through a subsequent offering of stock. There can be no assurance that we will be successful in raising the capital we may require.

Our strategic business plan contains a 4 stage operating strategy for the next twelve months. This plan will pave the way to allow us to focus on developing and executing our interactive e commerce web-site which will offer our visitors or potential vendors a 24 hours access to an online marketplace. (SEE PRINCIPAL PRODUCTS AND SERVICES,)

The four stages of our strategic plans are as followed:

Firstly, after the filing of the final prospectus date through month 4, we plan to develop our e commerce web-site with the assistance of a consultant to construct the necessary structure of a well developed e commerce web-site which will offer our visitors the capability to access our site 24 hours a day and enter auctions or view other members catalogues. Also, it will allow our visitors the capability of purchasing units through a secured page within the site to ensure privacy and the integrity of personal information. Our web-site will be constructed with the capability for allowing quick and easy uploads of new and current information on an hourly basis if needed. We will also maintain a sign in book for all those who visit our site in order to build a database of individuals who indicated an interest in our services or the services of our members. Space will be allotted through all the pages of the web-site to allow placement of banner ads and links for those companies interested in purchasing advertisement space on our site. We expect this phase to cost an estimated $10,000 to $15,000.

Secondly, during months 4 through 6 after the filing of the final prospectus, Richard Brace, President will work together with our Internet consultant to enter in a contract with a credit card processing company with e commerce support to allow our visitors to purchase our services at anytime and anywhere, 24 hours a day. Our preliminary research has suggested the costs to be approximately $12 to $15 per month and will have the ability to accept virtually any credit or debit card. Also, within this time frame, in an effort to receive and forward potential business to similar supporting companies, we will be formulating strategic alliances that support similar services which could possibly serve as vertical integration of products to offer to all individuals. We do not expect material costs in this phase other than the monthly charge for the credit card processing fee of approximately $12 to $15 per month.

Thirdly, during months 6 through 9, after the filing of the final prospectus, we will be initiating a marketing plan to produce sales and name recognition through our 3 step strategic marketing plan.

The first step of our marketing plan is to initiate a comprehensive e mail advertising program targeting new home owners and consumers who have had indicated an interest in our type of services. These individuals would be those who have voluntarily signed up to receive these email messages about specific topics and are more likely to read them, as indicated in our first phase we will maintain a sign in book for all those who visit our site in order to build a database of individuals who indicated an interest in our services or the services of our members. Response rates are expected to average between 5% to 10%. These efforts will result in company web site visits by these individuals because they have an interest in our products and services and can click through hyperlinks created in our email announcement. Each email message will contain a header that specifies that the email announcements were sent to the recipient because they had subscribed to a particular service. We expect this phase to cost an estimated $2,000. We expect to maintain a clean corporate image by practicing "etiquette" when sending email messages. In order to differentiate between email messages that are voluntarily requested and true "spamming" from unwelcome sources, we plan to only send targeted email to those individuals who have voluntarily requested to receive such announcements, and always give the participants the option to remove themselves from the email lists.

The second step is to submit our domain name on free search engines such as: www.excite.com, www.finalsearch.com, www.findlink.com, www.discoverit.com, www.hotbot.com. In an effort to increase traffic to our site, we will add our web-site address to as many as 1000 search engines. Individuals who visit theses search engines when searching for web-site that contain clean water products information will then have a choice of many web-sites to choose from, which may include ours, to satisfy their informational needs when searching for related information on these types of search engines. We expect this phase to cost an estimated $500.

This is accomplished by entering meta tags to our web-site as well as at the time of adding our address to each search engine, which aid the search engine in completing a search of web-sites that an individual is looking for. Meta Tags are used as part of the codes embedded in a website that describe what your website is, through keywords or phrases, so that search engines can recognize each website and display them in their search engines when a search criteria is done by someone searching for a particular website. These meta tags may include key words or phrases, such as, filtration, crystosporidian, diabetes, heart, chlorine, ammonia, lead-free, chemical- free, salt-free, arsenic, mercury, dioxins and .001 absolute. These types of free services that the search engines provide can be an invaluable and cost effective way of marketing our products and service.

The third step is to sell advertising space in the form of banner ads. We intend to market banner ads to brokers, financing institutions, shipping companies, component manufactures, as well as to other related companies for a competitive price to allow a link of our web-site to be placed on their web-site. We have researched that pricing a company's banner ad by the number of hits that are made will be better served and accepted. An average of $.01 to $.05 per hit will be charge depending on the size and placement of the ad and also for length of time its placed. We expect this phase to cost an estimated $1,500 to $2,000.

Our final strategic phase takes place at months 9 through 12, after the filing of the final prospectus, is the customers acknowledgment and awareness of our web-site, through a fully functioning web-site capable of generating revenue. It is at this phase where we must maintain our site more frequently, as a larger load of information is expected to be uploaded to the web-site, by our customers more frequently, with their products and company information. As well as to test and provide up-to-date technology for a smooth delivery of an online marketplace. We will take every step to assure our visitors a pleasurable and informative visit to our site to obtain their consumer loyalty and repeat business. We will construct a customer database to disseminate promotional offers to our customers and discount coupons for repeat customers to entice them to recommend our site to other individuals who express an interest in our services. We expect an estimated cost of $1,500 to $2,000 during this phase. Until such time, we develop our e commerce web-site we will have limited revenues from our operations. We anticipate that if our e commerce web-site becomes operational within the above time line, we will generate revenues commissions from auction sales and through the sale of advertisements. There is no assurance that we will be successful within the auctions, selling subscriptions or advertising for our web-site. As such, if we are not successful in this regard, we will be unable to achieve projected revenues under our current business plan.

We do not anticipate significant research and development expenses over the next twelve months. We do not expect to purchase or sell any plant and significant equipment or make any significant changes in the number of employees over the next twelve months.

ITEM 18. DESCRIPTION OF PROPERTY

We presently lease office space at a charge of $200 per month at 105 Concord Drive, Suite 101, Casselberry, Florida 32707. We feel that this space is adequate for our needs at this time, and we feel that we will be able to locate adequate space in the future, if needed, on commercially reasonable terms.

ITEM 19. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On July 31, 2003, the company issued 221,091 shares of common stock in two related transactions. The first was the issuance of 147,394 by private placement memorandum for cash and services rendered of $75,000. The shares were issued to Cooper Consultants, Inc. 49,131, Richard Brace and Charles Vaughn and a investor for 49,131 shares of common stock. The breakdown was $50,000 in services rendered and $25,000 cash. Common Shares in the amount of 73,697 were issued as follows for consulting services rendered 36,849 to Cooper Consultants, Inc and 36,848 to Richard Brace. Other than the sale of shares listed above we have not entered into any transactions with our officers, directors, persons nominated for such positions, beneficial owners of 5% or more of our common stock, or family members of such persons. We are not a subsidiary of any other company. Our President, Richard Brace is our only promoter.

ITEM 20. MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Market Information. Our common stock is not traded on any exchange. We plan to eventually seek listing on the OTCBB, once our registration statement has cleared comments from the Securities and Exchange Commission, if ever. We cannot guarantee that we will obtain a listing. There is no trading activity in our securities, and there can be no assurance that a regular trading market for our common stock will ever be developed. In the event of this registration statement being cleared from comments by the Securities and Exchange Commission, we plan to enlist a market maker to file an application in order to have our stock quoted on the OTC Bulletin Board.

Holders.

As of September 30, 2003, there were approximately 500 holders of record of our common stock.

DIVIDENDS

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payment of dividends will depend on our earnings and financial position and such other factors, as the Board of Directors deems relevant.

ITEM 21. EXECUTIVE COMPENSATION

No executive compensation has been paid since our inception nor are there any plans to accrue them to date.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On July 31, 2003, the company issued 86,029 shares of common stock to Brace and Vaughn for $25,000 in services rendered. Other than the sale of shares to our officers and directors we have not entered into any transactions with our officers, directors, persons nominated for such positions, beneficial owners of 5% or more of our common stock, or family members of such persons. We are not a subsidiary of any other company. Our President, Richard Brace is our only promoter.

ITEM 22. FINANCIAL STATEMENTS

                              FINANCIAL STATEMENTS
                          CERTIFIED WATER SYSTEMS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                              FINANCIAL STATEMENTS
             JANUARY 17, 2003 (INCEPTION) THROUGH SEPTEMBER 30, 2003


                                     INDEX


         INDEPENDENT AUDITORS REPORT ..............................F-2

         BALANCE SHEETS ...........................................F-3

         STATEMENTS OF OPERATIONS .................................F-4

         STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY ............F-5

         STATEMENTS OF CASH FLOWS .................................F-6

         NOTES TO FINANCIAL STATEMENT .............................F-7

                          INDEPENDENT AUDITORS REPORT

The Board of Directors

Certified Water Systems, Inc.

We have audited the accompanying balance sheet of Certified Water Systems, Inc. (A Development Stage Company) as of September 30, 2003 and the related statement of operations, cash flows and changes in stockholders' equity for the period commencing January 17, 2003 (date of inception) to September 30, 2003. These financial statements are the responsibility of the Companys' management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements present fairly, in all material respects, the financial position of Certified Water Systems, Inc. (A Development Stage Company) at September 30, 2003 and the statement of operations, cash flows and changes in stockholders equity for the period commencing January 17, 2003 (Date of Inception) to September 30, 2003 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 5 to the financial statements, the Company has not commenced business operations and has an accumulated deficit of $59,434 as of September 30, 2003. This raises substantial doubt about its ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 5. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

New York, New York

December 15, 2003

                                        /s/ Sherb & Co., LLP
                                        Certified Public Accountants

                          CERTIFIED WATER SYSTEMS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                                 BALANCE SHEETS

                                                  September 30,    December 31,
                                                       2003           2003
                                                  -------------    ------------
                                                                    Unaudited
                                     ASSETS

CURRENT ASSETS
  Cash .......................................       $  5,754        $  2,754
  Due from GMC Holding Corp ..................          9,812           9,812
  Prepaid Media ..............................            100             100
                                                     --------        --------

TOTAL CURRENT ASSETS .........................         15,666          12,666
                                                     --------        --------

TOTAL ASSETS .................................       $ 15,666        $ 12,666
                                                     ========        ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Loans payable - related party ..............       $      -        $  5,000
                                                     --------        --------

TOTAL CURRENT LIABILITIES ....................              -           5,000
                                                     --------        --------

STOCKHOLDERS' EQUITY
  Preferred Stock,$.010 par value,
    authorized 20,000,000 shares,
    -0- issued and outstanding ...............              -               -
  Common stock, par value $.001,
    authorized 60,000,000 shares,
    1,695,027 issued and outstanding .........          1,695           1,695
  Additional Paid-in capital .................         73,405          73,405
  Accumulated deficit during development stage        (59,434)        (67,434)
                                                     --------        --------

TOTAL STOCKHOLDERS' EQUITY ...................         15,666           7,666
                                                     --------        --------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ...       $ 15,666        $ 12,666
                                                     ========        ========

                 See accompanying notes to financial statements.

                                         CERTIFIED WATER SYSTEMS, INC.
                                         (A DEVELOPMENT STAGE COMPANY)
                                           STATEMENTS OF OPERATIONS

                                                                                          Cummulative Period
                                             From January 17, 2003     Three Months      From January 17, 2003
                                              (inception) through          Ended          (inception) through
                                               September 30, 2003    December 31, 2003     December 31, 2003
                                             ---------------------   -----------------   ---------------------
                                                                         Unaudited             Unaudited

REVENUE .....................................      $   1,598            $         -            $   1,598

COST OF REVENUES ............................            340                      -                  340
                                                   ---------            -----------            ---------

GROSS PROFIT ................................          1,258                      -                1,258

OPERATING EXPENSES
  General and Administrative ................          1,942                      -                1,942
  Consulting fees ...........................         58,750                  8,000               66,750
                                                   ---------            -----------            ---------

Total Operating Expenses ....................         60,692                  8,000               68,692
                                                   ---------            -----------            ---------

INCOME TAXES ................................              -                      -                    -
                                                   ---------            -----------            ---------

NET LOSS ....................................      $ (59,434)           $    (8,000)           $ (67,434)
                                                   =========            ===========            =========


NET LOSS PER SHARE - BASIC AND DILUTED ......      $   (0.08)           $     (0.00)           $   (0.11)
                                                   =========            ===========            =========

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
DURING THE PERIOD - BASIC AND DILUTED .......        756,401              1,695,027              610,274
                                                   =========            ===========            =========


                                See accompanying notes to financial statements

                                                      F-4

                                         CERTIFIED WATER SYSTEMS, INC.
                                         (A DEVELOPMENT STAGE COMPANY)
                                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                               Common Stock
                                              $.001 Par Value        Additional                      Total
                                           ---------------------      Paid-in       Accumulated   Stockholders'
                                             Shares       Amount      Capital         Deficit        Equity
                                           ---------      ------     ----------     -----------   -------------
Balance at January 17, 2003 (Inception) .          -      $    -      $      -       $      -       $      -

Issuance of Stock .......................        100           1             -              -              1
Issuance of Stock .......................  1,473,836       1,473        (1,374)             -             99
Issuance of Stock $0.34 per share .......     73,697          74        24,926              -         25,000
Issuance of Stock $0.34 per share .......    147,394         147        49,853              -         50,000

Net loss ................................          -           -             -        (59,434)       (59,434)
                                           ---------      ------      --------       --------       --------

Balance at  September 30, 2003 ..........  1,695,027       1,695        73,405        (59,434)        15,666

Net loss (unaudited) ....................          -           -             -         (8,000)        (8,000)
                                           ---------      ------      --------       --------       --------

Balance at  December 31, 2003 (unaudited)  1,695,027      $1,695      $ 73,405       $(67,434)      $  7,666
                                           =========      ======      ========       ========       ========

                                See accompanying notes to financial statements

                                         CERTIFIED WATER SYSTEMS, INC.
                                         (A DEVELOPMENT STAGE COMPANY)
                                           STATEMENTS OF CASH FLOWS

                                                                                          Cummulative Period
                                             From January 17, 2003     Three Months      From January 17, 2003
                                              (inception) through          Ended          (inception) through
                                               September 30, 2003    December 31, 2003     December 31, 2003
                                             ---------------------   -----------------   ---------------------
                                                                         Unaudited             Unaudited
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss ......................................  $ (59,434)            $ (8,000)             $ (67,434)

  Adjustment to reconcile net loss to net
    cash used by operations:
    Common Stock issued for services ............     50,000                    -                 50,000

  Change in assets and liabilities:
    Accounts Receivables and Other ..............     (9,812)                   -                 (9,812)
                                                   ---------             --------              ---------

  NET CASH FLOWS USED IN OPERATING ACTIVITIES ...    (19,246)              (8,000)               (27,246)
                                                   ---------             --------              ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds of loan from related party ...........          -                5,000                  5,000
  Issuance of Common Stock ......................     25,000                    -                 25,000
                                                   ---------             --------              ---------

  NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES     25,000                5,000                 30,000
                                                   ---------             --------              ---------

NET INCREASE IN CASH ............................      5,754               (3,000)                 2,754

CASH - beginning of period ......................          -                5,754                      -
                                                   ---------             --------              ---------

CASH - end of period ............................    $ 5,754              $ 2,754                $ 2,754
                                                   =========             ========              =========

Supplemental disclosure of cash flow activity:

Cash paid for:
  Interest ......................................  $       -             $      -              $       -
                                                   =========             ========              =========
  Taxes .........................................  $       -             $      -              $       -
                                                   =========             ========              =========

                                See accompanying notes to financial statements

                                                      F-6

                          CERTIFIED WATER SYSTEMS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENT

NOTE 1.  SIGNIFICANT ACCOUNTING POLICIES

         ORGANIZATION AND OPERATIONS

         The Company was organized under the laws of the State of Florida on January 17, 2003.

         The Company is in the development stage. The Company plans to develop a website where individuals can interact in an online marketplace as well as traditional marketing of products for the cleaning of water. The Company currently has limited operations.

         INTERIM FINANCIAL STATEMENTS

         The accompanying balance sheet as of December 31, 2003, the statements of operations and of cash flows for the three-month period ended December 31,2003, and the statement of stockholders' equity for the three months ended December 31, 2003, are unaudited. In the opinion of management, such information is not misleading and includes all normal recurring adjustments necessary for a fair presentation of this interim information when read in conjunction with the audited financial statements and notes hereto. Results for the three months ended December 31, 2003 are not necessarily indicative of the results that may be expected for the year ending September 30, 2004.

         CASH AND CASH EQUIVALENTS

         For purposes of the cash flow statement, the Company considers all highly liquid investments with original maturities of three months or less at time of purchase to be cash equivalents.

         INCOME TAXES

         In February 1992, the Financial Accounting Standards Board issued Statement No. 109 whereby deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

         EARNINGS (LOSS) PER SHARE

         The Company reports earnings per share in accordance with SFAS No, 128, "Earnings per Share." Basic earnings per share is computed by dividing the net income (loss) by the weighted average number of common shares outstanding during the period and that diluted earnings per share is computed by dividing the net income (loss) by the weighted average of common shares and common share equivalents outstanding during the period.

         WEBSITE DEVELOPMENT COSTS

         The Company plans to account for the costs of developing its web-site pursuant to SOP No. 98-1, "Accounting for the costs of computer software developed or obtained for internal use" which sets forth certain conditions in which the costs will be expensed when incurred. The Company is in its development stage, thus has not incurred website costs nor commenced operations as of the date of the financial statements.

         USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2.  CAPITAL TRANSACTIONS

         The Company on January 17, 2003 issued to its founder GMC Holding Corporation 100 restricted shares of common stock for cash and services. On May 31, 2003 the company spun off the subsidiary to holders of record and issued 1,473,836 additional shares as a dividend distribution for GMC Holding Company.

         Subsequent thereto the company issued 221,091 shares in private placement memorandum for cash and services. The restricted shares of common stock for $ .34 per share for a total of $25,000 in cash and $50,000 in services for legal, accounting, EDGAR services, printing and consulting. The offering was made in reliance upon exemption from registration provided by Regulation D, Rule 504 of the Securities Exchange Commission.

NOTE 3.  RECENT ACCOUNTING PRONOUNCEMENTS

         In May 2003, the FASB issued SFAS No. 150, "Accounting for certain Financial Instruments with Characteristics of both Liability and Equity." This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity It requires that an issuer classify a financial instrument that is within its scope as a liability (or an assets in some circumstances). This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatory redeemable financial instruments of nonpublic entities, if applicable.. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the Statement and still existing at the beginning of the interim period of adoption. The company does not expect the adoption of SFAS No. 150 to have a material impact of its financial statements.

NOTE 4.  SUBSEQUENT EVENTS

         The Company has filed an SB-2 pursuant to the Securities and Exchange Act of 1933 on January 30, 2004.

NOTE 5.  GOING CONCERN

         The accompanying financial statements have been prepared assuming that the Company will continue as going concern. The Company has an accumulated deficit of $59,434 and net cash used in operations of $19,246, as of September 30, 2003. Additionally, the Company is in the development stage and has not yet begun significant operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

NOTE 6.  INCOME TAXES

         The provision (benefit) for income taxes differs from the amounts computed by applying the statutory federal income tax rate to income
         (loss) before provision for income taxes, the reconciliation is as follows:
                                                            Period Ended
                                                         September 30, 2003
                                                         ------------------
         Taxes benefit computed at statutory rate .......    $ (20,000)
         State income taxes .............................       (2,000)
         Income tax benefit not utilized ................       22,000
                                                             ---------
         Net income tax benefit .........................    $       -
                                                             =========

         The Company has a net operating loss carry-forward for tax purposes totaling approximately $60,000 at September 30, 2003 expiring through the year 2023.

         Listed below are the tax effects of the items related to the Company's net tax asset:
                                                         September 30, 2003
                                                         ------------------
         Tax benefit of net operating
             loss carry-forward .........................     $ 22,000
         Valuation allowance ............................      (22,000)
                                                              --------
         Net deferred tax asset recorded ................     $      -
                                                              ========

ITEM 23. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

The accounting firm of Sherb & Co., LLP audited our financial statements. Since inception, we have had no changes in or disagreements with our accountants.

              PART II - INFORMATION NOT CONTAINED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation provide that, to the fullest extent permitted by law, none of our directors or officers shall be personally liable to us or our shareholders for damages for breach of any duty owed to our shareholders or us. Florida law provides that a director shall have no personal liability for any statement, vote, decision or failure to act, regarding corporate management or policy by a director, unless the director breached or failed to perform the duties of a director. A company may also protect its officers and directors from expenses associated with litigation arising from or related to their duties, except for violations of criminal law, transactions involving improper benefit or willful misconduct. In addition, we shall have the power, by our by-laws or in any resolution of our stockholders or directors, to undertake to indemnify the officers and directors of ours against any contingency or peril as may be determined to be in our best interest and in conjunction therewith, to procure, at our expense, policies of insurance. At this time, no statute or provision of the by-laws, any contract or other arrangement provides for insurance or indemnification of any of our controlling persons, directors or officers that would affect his or her liability in that capacity.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by our corporation in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*) represent estimated expenses. Management has agreed to pay all the costs and expenses of this offering. Selling Security Holders will pay no offering expenses.

                                                 Item Expense
SEC Registration Fee ...........................   $    215
Legal - Consulting Fees and Expenses* ..........   $ 62,750
Accounting Fees and Expenses* ..................   $  7,000
Printing and Edgarizing* .......................   $  4,882
State Taxes and fees* ..........................   $    150
                                                   --------
Total*                                             $ 75,000
                                                   ========
* Estimated Figure

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

From July 31, 2003 through August 31, 2003, the Company issued 221,091 shares of common stock to our officers, directors consultants, and other non-affiliates, at $.34, for an aggregate amount of approximately $75,000, $25,000 in cash and $50,000 in services. Our shares were issued in reliance on the exemptions from registration provided by Rule 504 of Regulation D and Section 4 (2) of the Securities Act. As a result, the offering price and other terms and conditions relative to our shares have been arbitrarily determined by us and do not bear any relationship to assets, earnings, book value, or any other objective criteria of value. In addition, no investment banker, appraiser, or other independent third party has been consulted concerning the offering price for the shares or the fairness of the offering price used for the shares. Each investor was provided with a detailed and specific business plan describing our plan of operations and products of an online pulp and paper marketplace via the Internet.

ITEM 27. EXHIBITS

EXHIBIT NUMBER    DESCRIPTION

     3.1          Articles of Incorporation
     3.2          By Laws
     4            Sample Stock Certificate
     5            Legal Opinion "Validity of Common Stock"
    23            Consent of Experts

ITEM 28. UNDERTAKINGS

The undersigned Registrant undertakes:

         o To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            * Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            * Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

            * Include any additional or changed material information on the plan of distribution.

         o That, for determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         o To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred and paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered by this registration statement, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing of Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Casselberry, State of Florida on February 5, 2004.


Certified Water Systems, Inc.

By: /s/ Richard Brace
    -----------------
    Richard Brace, President and  Director

Date: February 5, 2004


In accordance with the requirements of the Securities act of 1933, this registration statement was signed by the following persons in the capacitated and on the dates stated.

/s/ Richard Brace
Richard Brace

Title: President and Director

Date: February 5, 2004